Exhibit 99.2

News Release:
October 24, 2003

Puget Sound Energy files request to reset electric rates
Filing reflects higher power costs and proposed power-plant acquisition

        BELLEVUE, Wash. – Higher power-supply costs prompted Puget Sound Energy [utility subsidiary of Puget Energy (NYSE:PSD)] to file today for an increase in its electric rates.
        The request, filed with the Washington Utilities and Transportation Commission, also would cover PSE’s proposed investment in a 249-megawatt power plant in Pierce County. The utility announced Wednesday its intent to acquire nearly half ownership of the Frederickson-area plant to help meet the steadily growing electricity needs of its customers.
        Today’s filing would increase rates by 4.7 percent, on average, for the 972,000 residential and business customers who receive electric service from PSE. A typical monthly residential bill would be approximately $62.25 – an increase of about $3.40.
        The utility’s filing is expected to require a five-month regulatory review. PSE asked for the rate change to take effect April 1, 2004.
        The cost of providing customers’ electricity has increased, in part, because of rising wholesale prices for natural gas, which in turn affect wholesale power prices, the utility said.
        PSE’s is proposing to buy a 49.85 percent share of the 14-month-old Frederickson power plant owned by EPCOR Utilities, of Edmonton, Alberta. The acquisition, also subject to WUTC approval, is part of PSE’s long-term strategy to secure a cost-effective, diversified mix of energy resources. That mix of resources, PSE said, will help to ensure reliable service and stable prices for its customers.
        “Even with this proposed increase, our plan for providing cost-effective and reliable power should continue to play an important role in the economic growth and stability of our region,” said PSE President and CEO Steve Reynolds.

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